Exhibit 99.1

Amerigon Files Patent Infringement Lawsuit Against W.E.T. Automotive Systems AG

NORTHVILLE, Mich., Nov. 18 /PRNewswire-FirstCall/ — Amerigon Incorporated (Nasdaq: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, today announced that it has filed a patent infringement lawsuit against the Windsor, Ontario, Canada-based subsidiary of Germany-based W.E.T. Automotive Systems AG. The complaint filed yesterday in the United States District Court for the Central District of California alleges that W.E.T. Automotive Systems infringes four patents owned or licensed by Amerigon. The Amerigon patent portfolio, which relates to thermoelectric systems and technologies, includes United States Patent Nos. 4,923,248; 5,626,021; 7,587,901; and RE38,128, all of which were asserted in the lawsuit against W.E.T. Automotive Systems.

Thermoelectric technologies are the basis of a number of Amerigon current and planned products, including its proprietary Climate Control Seat® (CCS®) system for the automotive market.

Amerigon President and Chief Executive Officer Daniel R. Coker said, “Innovation and creativity are key elements of our business strategy and intellectual property portfolio, and they have enabled us to establish our leadership position as the largest supplier of TE systems for the automotive industry. We are committed to vigorously protecting our intellectual property rights for all of the Company’s important innovations.”

Amerigon currently holds or licenses 38 U.S. patents on thermoelectric systems and technologies.

About Amerigon

Amerigon (NASDAQ: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat® (CCS®) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany, England and Korea.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended September 30, 2009, and its Form 10-K for the year ended December 31, 2008.

Contact:	Allen & Caron Inc

      Jill Bertotti (investors)

      jill@allencaron.com

      Len Hall (media)

      len@allencaron.com

      (949) 474-4300

SOURCE Amerigon Incorporated

investors, Jill Bertotti, jill@allencaron.com, or media, Len Hall, len@allencaron.com, both of Allen & Caron Inc, +1-949-474-4300, for Amerigon Incorporated

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